SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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[   ]           Soliciting Material Pursuant to 240.14a-12

PRESIDENTIAL LIFE CORPORATION

(Name of Registrant as Specified In Its Charter)

HERBERT KURZ

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Herbert Kurz
511 Gair Street
Piermont NY 10968

August 10, 2010
Dear Fellow Shareholder:

Don’t be distracted from the real issue in this proxy contest:  THE WELL BEING AND VALUE OF OUR COMPANY.  I founded the Company slightly over 40 years ago with the sale to the public of 475,000 shares at $6 each.  Excluding stock splits that investment has a current value of about $1000 per share.  Under present management our stock value has languished in the $9 to $10 range, at less than 50% of book value.  Operations are barely profitable with $3.9 million of net income for the six months ended June 30, 2010.  This implies a return on average equity of just 1.3% (annualized for 2010).

The nominees and I are committed to returning our Company to SIGNIFICANT PROFITABILITY.  We believe this can be accomplished by improving the investment portfolio, using Presidential’s well trained and extremely competent staff, refocusing the Company on its respected and profitable annuity business, and by restoring FRUGALITY.

We also plan to immediately initiate a process of seeking STRATEGIC ALTERNATIVES to maximize shareholder value.  This would include the possible sale of the Company.

VOTE GOLD and my nominees and I will work fervently and intelligently on your behalf.  Sign, date and return the GOLD proxy card.  If you hold behind a bank or broker you can sign, date, and return the GOLD VOTING INSTRUCTION FORM or vote by telephone or internet by following the enclosed instructions.  (Phone or internet voting are preferable due to time constraints.)

Sincerely

Herbert Kurz

If you have any questions or require any assistance in voting your Shares, please contact Morrow & Co., LLC. the firm assisting me in my solicitation.

Morrow & Co., LLC.
470 West Avenue
Stamford, CT 06902
Stockholders Call Toll Free: 800-662-5200
Banks and Brokers Call Collect: 203-658-9400